As filed with the Securities and Exchange Commission on January 26, 2010.

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

m-Wise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3536906
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

3 Sapir Street
Herzeliya Pituach, Israel 46852
 (Address of Principal Executive Offices)(Zip Code)

Consulting Agreements
(Full title of the plan)

Zach Sivan
Chief Executive Officer
3 Sapir Street
Herzeliya Pituach, Israel 46852
(Name and address of agent for service)
Tel 972-73-2620000
(Telephone number, including area code, of agent for service)

Copy of all communications to:
Arthur S. Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Fl
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum	Amount of
securities to	Amount to be	offering price	aggregate	registration
be registered	registered (2)	per share (1)	offering price (1)	fee
Common Stock $0.0017 par value	2,750,000	$0.03	$82,500	$5.88

(1) The securities of the Registrant are presently listed for trading on the OTCBB under the symbol "MWIS.OB". The proposed maximum offering price per share is calculated solely for the purpose of determining the registration fee and computed in accordance with Rule 457(c) and 457 (h) of the Securities Act of 1933, as amended.  This requires the average of the high and low prices reported in the consolidated reporting system (for exchange traded securities and last sale reported over-the-counter securities).  On January 25, 2010, each of the low price and the high price was $0.03 per share of the Company's common stock.

(2) Represents 2,750,000 shares of common stock to be issued as compensation for services rendered.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

m-Wise, Inc. (“we,” “us,” “our,” the "Company" or the "Registrant"), are filing this Registration Statement to register a total of 2,750,000 shares of our common stock, $0.0017 par value per share ("Common Stock") which are to be issued to the following consultants (the "Consultants") for services rendered to us pursuant to consultant agreements with each Consultant (the "Consulting Agreements"):

Consultant	Number of Shares of Common Stock
Baruch Halpert, of Euronet Securities Ltd.	375,000
Amir Klausner, of Euronet Securities Ltd.	375,000
Leonard Shapiro, of TMT Strategic Advisors	1,000,000
Shmulik Yannay, of Shmulik Yannay, Adv.	1,000,000

Pursuant to each of the Consulting Agreements, the Consultants are entitled to receive the shares of our Common Stock set forth opposite their name for services rendered to us.

COMMON STOCK

The Board has authorized the issuance of 2,750,000 shares of the Common Stock to the Consultants upon effectiveness of the registration statement.

CONSULTANTS

1)              Euronet Securities Ltd.

Shares issued to:  Baruch Halpert and Amir Klausner, principals

Pursuant to the M&A Consulting Services Agreement dated January 4, 2010 between us and Euronet Securities, Limited ("Euronet"), Euronet agreed to serve as our non-exclusive consultant, providing the following consulting services to us: M&A consulting services as may reasonably be required by Company which will include:

(a)	identification and approach of potential acquirers,

(b)	expediting the presentation of the Company proposition to the appropriate persons at the acquirers, and obtaining their reaction in a timely fashion;

(c)
assisting the Company in conducting, coordinating, and supervising all subsequent negotiations with acquirers including the development, together with the Company, of a negotiating strategy and assistance in the preparation of the underlying valuation model; and

(d)	consulting and supervision of the professionals involved in the preparation of the documentation for a proposed transaction.

2)              TMT Strategic Advisors

Shares issued to: Leonard Shapiro, Partner

Pursuant to the Consulting and Participation Agreement dated effective as of January 10, 2010 between us and TMT Strategic Advisors ("TMT"), TMT agreed to serve as our non-exclusive consultant and explore opportunities with companies that may be interested in purchasing our products or services or in entering into other business transactions with us, arrange introductions and contacts between us and such companies, and shall provide support where requested to assist in any resulting transactions between us.

3)           Shmulik Yannay, Adv.

Shares issued to: Shmulik Yannay

Pursuant to the Consulting and Participation Agreement dated effective as of January 17, 2010, between us and Shmulik Yannay, Adv., ("Yannay"), Yannay agreed to serve as our non-exclusive consultant and explore opportunities with companies that may be interested in entering into M&A or other business transactions with us, arrange introductions and contacts between us and such companies, and shall provide support where requested to assist in any resulting transactions between us.

NO RESTRICTIONS ON TRANSFER

Upon issuance, all of the shares issued to the Consultants will be deemed "earned" pursuant to the terms of Consulting Agreements, the Consultants will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

RESTRICTIONS ON RESALES

None of the Consultants are affiliates of the Company, and therefore are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: m-Wise, Inc., Attention: Zach Sivan, 3 Sapir Street, Herzeliya Pituach, Israel 46852.  The financial statements of m-Wise, Inc. which are contained in the Company's Annual Report on Form 10-K for the period ended December 31, 2008, which was filed with the Commission on March 31, 2009, have been audited by SF Partnership, LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents we have filed with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference:

(a)	Our Annual Report on Form 10-K, containing audited financial statements for the fiscal year ended December 31, 2008, filed with the Commission on March 31, 2009;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 15, 2009;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 14, 2009;

(d)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 13, 2009;

(e)	Our Current Report on Form 8-K dated February 24, 2009, filed with the Commission on February 24, 2009;

(f)	Our Current Report on Form 8-K/A dated March 5, 2009, filed with the Commission on March 5, 2009; and

(g)
A description of our Common Stock, par value $0.0017 per share, contained in the Registration Statement on Form 8-A12G filed with the Commission on January 19, 2006, filed by us to register the securities under the Securities Act, including all amendments filed for the purpose of updating such securities’ description.

         Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Our Certificate of Incorporation, as amended and restated, authorizes the issuance of 210,000,000 shares of common stock, $.0017 par value per share and 170,000,000 shares of preferred stock. As of the date of this Registration Statement, we have approximately 146,642,452 shares of common stock outstanding.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Gersten Savage LLP has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully paid and non-assessable status of the securities covered by this Registration Statement. Gersten Savage LLP currently represents the Company with its corporate securities and general legal matters.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and provide for indemnification of our directors and officers to the full extent permitted under the Delaware General Corporation Law (“DGCL”). Under our certificate of incorporation, and as permitted under the DGCL, directors are not liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director’s duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director’s liability for violation of, or otherwise relieve us or our directors from the necessity of complying with federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recission.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by m-Wise of expenses incurred or paid by a director, officer or controlling person of m-Wise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzeliya Pituach, Israel, on January 25, 2010.

m-Wise, Inc.

By:	/s/ Zach Sivan
Zach Sivan Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Zach Sivan, as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mordechai Broudo	Chairman of the Board and Secretary	January 25, 2010
Mordechai Broudo

/s/ Zach Sivan	Chief Executive Officer	January 25, 2010
Zach Sivan	(Principal Executive Officer)

/s/ Shay Ben-Asulin	Director	January 25, 2010
Shay Ben-Asulin

/s/ Gabriel Kabazo	Chief Financial Officer and Principal Accounting Officer	January 25, 2010
Gabriel Kabazo	(Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	M&A Consulting Services Agreement dated January 4, 2010 between m-Wise, Inc. and Euronet Securities, Limited
4.2	Consulting and Participation Agreement dated effective as of January 10, 2010 between m-Wise, Inc. and TMT Strategic Advisors.
4.3	Consulting and Participation Agreement dated effective as of January 17, 2010, between m-Wise, Inc. and Shmulik Yannay, Adv.
5.1	Opinion of Gersten Savage LLP.
23.1	Consent of SF Partnership, LLP dated January 25, 2010.
23.3	Consent of Gersten Savage LLP (incorporated by reference to Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page of this Registration Statement).